UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 31, 2008
MIDWAY GAMES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12367 (Commission File Number)	22-2906244 (I.R.S. Employer Identification Number)

2704 West Roscoe Street, Chicago, Illinois (Address of Principal Executive Offices)	60618 (Zip Code)
Registrant’s telephone number, including area code: (773) 961-2222
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
5.02(e) Compensatory Arrangements of Certain Officers
     On March 31, 2008, the Compensation Committee of the Board of Directors of Midway Games Inc. (the “Company”) approved merit-based increases for 2008 in the annual base salaries of Matthew V. Booty, Interim Chief Executive Officer and President and Senior Vice President-Worldwide Studios; Ryan G. O’Desky, Interim Chief Financial Officer and Treasurer and Vice President — Finance, Controller, and Assistant Treasurer; and Martin Spiess, Managing Director-Europe, Midway Games Limited, a wholly-owned subsidiary of the Company.
     Mr. Booty’s annual base salary was increased to $372,500, representing an approximate 3.5% increase over his 2007 annual base salary. Mr. Booty’s merit-based increase is not in connection with his role as Interim Chief Executive Officer and President; rather, it is a normal course increase in connection with his position as Senior Vice President — Worldwide Studios.
     Mr. O’Desky’s annual base salary was increased to $181,000, representing an approximate 3.4% increase over his 2007 annual base salary. Mr. O’Desky’s merit-based increase is not in connection with his role as Interim Chief Financial Officer and Treasurer; rather, it is a normal course increase in connection with his position as Vice President — Finance, Controller, and Assistant Treasurer.
     Mr. Spiess’ annual base salary was increased to $377,321, representing an approximate 5.6% increase over his 2007 annual base salary. Mr. Spiess is paid in Great Britain Pounds (GBP) and these amounts represent his compensation in United States Dollars (USD) based on the GBP to USD spot exchange rate of 1.9859 as of March 31, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GAMES INC.
April 4, 2008	By:	/s/Matthew V. Booty
Matthew V. Booty
Interim Chief Executive Officer and President